As filed with the Securities and Exchange Commission on October 26, 2011     Registration No.  333-162135

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CYTOMEDIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	23-3011702
(State or other jurisdiction of incorporation or	(IRS Employer Identification No.)
organization)

209 Perry Parkway, Suite 7
Gaithersburg, MD	20877
(Address of principal executive offices)	(Zip Code)

Cytomedix, Inc. Long-Term Incentive Plan
(Full title of the plan)

Andrew Maslan
Chief Financial Officer
209 Perry Parkway, Suite 7
Gaithersburg, MD 20877
(240) 499-2680
(Name, address and telephone number of agent for service)

WITH COPIES TO:

Ralph V. De Martino, Esq.
F. Alec Orudjev, Esq.
Cozen O’Connor
1627 I Street, Suite 1100
Washington, DC 20006
Tel: (202) 912-4800

Indicate by check mark whether the registrant is a "large accelerated filer," "an accelerated filer," "a non-accelerated filer," or "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of Registration Fee
Common Stock, $.0001 par value	1,500,000 shares	$0.85 per share	$1,275,000	$117.3

(1)           The Registrant previously registered 6,500,000 shares that may be issued pursuant to the Cytomedix, Inc. Long-Term Incentive Plan by filing a Registration Statement on Form S-8 on November 1, 2004, as amended by Post-Effective Amendments No. 1, 2 and 3 filed on June 12, 2006, March 26, 2008 and September 25, 2009, respectively. This filing is made solely to register 1,500,000 additional shares which may be issued upon the exercise of options or otherwise under the Cytomedix Inc. Long-Term Incentive Plan.

(2)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the bid and asked prices as reported on the OTC Bulletin Board on October 24, 2011, which was $0.85 per share.

REGISTRATION OF ADDITIONAL SECURITIES AND INCORPORATION OF PREVIOUS REGISTRATION STATEMENT BY REFERENCE

Cytomedix previously registered an aggregate 4,000,000 shares of its Common Stock issuable under the Cytomedix Long-Term Incentive Plan (the “Plan”), which aggregate number of shares was increased to 5,000,000 following November 3, 2006 approval by the Company’s shareholders and to 6,500,000 following September 18, 2009 by the Company’s shareholders. On September 30, 2011, the Company’s shareholders approved an amendment to the Plan, increasing the number of shares of Common Stock issuable thereunder from 6,500,000 to 8,000,000.  This Registration Statement is being filed pursuant to General Instruction E to Form S-8 to register such additional shares which may be issued under the Plan.

The contents of the registration statement on Form S-8, as amended by Post-Effective Amendments No. 1, 2 and 3, respectively (File Nos. 333-120141 and 333-162135) previously filed by the Company and relating to the registration of shares of common stock for issuance under the Plan, are hereby incorporated by reference into this registration statement in accordance with General Instruction E to Form S-8.

Part II
Information Required to be in the Registration Statement

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)           The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2010, filed with the Commission on March 30, 2011 (File No. 001-32518);
(b)           The Registrant’s Quarterly Reports on Form 10-Q for fiscal quarters ended March 31, 2011 and June 30, 2011, filed with the Commission on May 16, 2011 and August 15, 2011, respectively (File No. 001-32518);
(c)           The Registrant’s Current Report on Form 8-K filed with the Commission on October 5, 2011 (File No. 001-32518);
(d)           The Registrant’s description of its common stock contained in Exchange Act Registration Statement on Form 10SB/A filed on April 10, 2000 and updated in Exhibit 2.12 to Form 8-K filed on April 8, 2002; and
(e)           The Registrant’s Registration Statement on Form S-8 relating to the Plan, filed with the Commission on November 1, 2004, as amended by Post-Effective Amendments Nos. 1, 2 and 3, filed with the Commission on June 12, 2006, March 26, 2008 and September 25, 2009 (File Nos. 333-120141 and 333-162135).

In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this registration statement, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8.	Exhibits

5.1	Opinion of Cozen O’Connor
10.1	Cytomedix, Inc. Long-Term Incentive Plan as amended on November 3, 2006 (Previously filed as Exhibit 10.4 to Form 10-K filed on February 26, 2007, File No. 000-32518)
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Cozen O’Connor (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on October 26, 2011.

Cytomedix, Inc.

By:	/s/	Martin P. Rosendale
Martin P. Rosendale
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Martin P. Rosendale	Date: October 26, 2011
Martin P. Rosendale, Chief Executive Officer and Director

/s/ Andrew S. Maslan	Date: October 26, 2011
Andrew S. Maslan, Chief Financial Officer

/s/ James S. Benson	Date: October 26, 2011
James S. Benson, Presiding Director and Acting Chairman of the Board

/s/ David E. Jorden	Date: October 26, 2011
David E. Jorden, Executive Director

/s/ Stephen N. Keith	Date: October 26, 2011
Stephen N. Keith, Director

/s/ Mark T. McLoughlin	Date: October 26, 2011
Mark T. McLoughlin, Director

/s/ Eric Winzer	Date: October 26, 2011
Eric Winzer, Director

/s/ Craig Mendelsohn	Date: October 26, 2011
Crag Mendelsohn, Director